UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Double Eagle Petroleum Co.
(Exact Name of Registrant as Specified in its Charter)

Maryland	83-0214692
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
1675 Broadway, Suite 2200
Denver, Colorado 80202
(303) 794-8445
(Address of Principal Executive Office, including zip code)

2007 Stock Incentive Plan
(Full Title of Plan)

Kurtis Hooley
1675 Broadway, Suite 2200
Denver, Colorado 80202
(303) 794-8445
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)
Copy to:
Alan Talesnick, Esq.
Melissa L. Mong, Esq.
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
(303) 830-1776
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities to be	Amount to be	Offering Price per	Aggregate	Registration Fee
Registered	Registered (1)	Share (2)	Offering Price (2)	(2)
Common Stock, par value $.10 per share (3)	119,087	$14.81	$1,763,678	$69.31
Common Stock, par value $.10 per share (4)	108,882	$14.81	$1,612,542	$63.37
Common Stock, par value $.10 per share (5)	272,031	$6.82	$1,855,252	$72.92
Total (6):	500,000		$5,231,472	$205.60

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s shares of outstanding Common Stock. In addition, this Registration Statement covers the resale by certain Selling Stockholders named in the Prospectus included in and filed with this Form S-8 of certain of the shares of the Registrant’s Common Stock subject to this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3).

(2)	Solely for the purpose of calculating the registration fee, the offering price per share and the aggregate offering price have been calculated pursuant to Rules 457(c) and 457(h) of the Securities Act computed on the basis of the market value of the shares of Common Stock on December 8, 2008 estimated in accordance with Rule 457(c). The Proposed Maximum Aggregate Offering Price was calculated using (i) the grant price value for shares of restricted stock previously granted, (ii) the exercise price of the options previously granted for the shares underlying those options, and (iii) pursuant to Rule 457(h) using the average of the high and low reported sales prices of the Company’s common stock on the NASDAQ Global Select Market on December 8, 2008, which is within five business days of the date of filing of this registration statement, for shares for which the grant price or exercise price is unknown because shares of restricted stock or options representing shares of common stock have not yet been granted.

(3)	Represents shares of restricted stock granted under the 2007 Stock Incentive Plan.

(4)	Represents shares underlying outstanding options granted under the 2007 Stock Incentive Plan.

(5)	Represents shares available for future grants under the 2007 Stock Incentive Plan.

(6)	Represents total shares of restricted stock granted, shares underlying options granted, and available for grant, of 500,000 under the 2007 Stock Incentive Plan.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer and resale of shares of common stock, par value $0.10 per share, of Double Eagle Petroleum Co. (the “Company”), consisting of (i) shares of restricted stock previously granted under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”); (ii) shares that will be issued upon the exercise of options granted under the 2007 Plan; and (iv) shares available to be issued under the 2007 Plan.
This Registration Statement contains two parts. First, the materials that follow Part I of this Registration Statement on Form S-8 (this “Registration Statement”) up to Part II of this Registration Statement constitute the reoffer prospectus, prepared in accordance with Part I of Form S-3, in accordance with General Instruction C of Form S-8 (the “Prospectus”). The Prospectus permits reoffers and resales of those shares referred to above that constitute “restricted securities” or “control securities”, within the meaning of Form S-8, by certain of the Company’s stockholders, as more fully set forth therein. The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information required by Part I of this Registration Statement will be sent or given to our employees, officers and directors, as specified by Rule 428(b)(1) under the Securities Act. Those documents do not need to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act. The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the 2007 Plan. Requests should be directed to the Company’s Chief Financial Officer at 1675 Broadway, Suite 2200, Denver, Colorado 80202.

REOFFER PROSPECTUS
DOUBLE EAGLE PETROLEUM CO.
227,969 SHARES OF COMMON STOCK
Acquired or to be Acquired by the Selling Stockholders Under
2007 Stock Incentive Plan
     This reoffer prospectus (this “Prospectus”) relates to the offer and resale of up to an aggregate of 227,969 shares (the “Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of Double Eagle Petroleum Co., a Maryland corporation (the “Company”), consisting of 119,087 shares of restricted stock and 108,882 shares underlying options previously granted under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The Shares may be offered and sold from time to time by certain stockholders of the Company who may be deemed affiliates of the Company after the filing of this registration statement (the “Selling Stockholders”). See “Selling Stockholders”. This Prospectus has been prepared for the purpose of registering future sales of the Shares by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. Upon the effectiveness of this registration statement, the Selling Stockholders may offer these Shares for resale for their own account from time to time.
     The Selling Stockholders may sell the Shares covered by this Prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on any stock market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods. Each Selling Stockholder that sells any Shares pursuant to this Prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act. For additional information on the Selling Stockholders’ possible methods of sale, you should refer to the section in this Prospectus entitled “Plan of Distribution.”
     We will not receive any proceeds from the sale of the Shares being offered by the Selling Stockholders. We will pay all of the expenses associated with this Prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the applicable Selling Stockholder.
     Our Common Stock is quoted on the NASDAQ Global Select Market under the symbol “DBLE.” On December 8, 2008, the closing price of our Common Stock on such market was $6.82 per share.
     This investment involves a high degree of risk. Please see “Risk Factors” beginning on page 3 of this Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is December 12, 2008.

You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.
This Prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by the foregoing reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained from the Commission upon payment of a prescribed fee.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.
We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions that we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth in this Prospectus beginning on page 3 and the following:
•	Our ability to continue to develop our Atlantic Rim project;

•	Our ability to obtain, or a decline in, oil or gas production, or a decline in oil or gas prices;

•	Our ability to maintain adequate liquidity in connection with low oil and gas prices;

•	Incorrect estimates of required capital expenditures;

•	Increases in the cost of drilling, completion and gas collection or other costs of production and operations;

•	Our ability to increase our natural gas and oil reserves;

•	The amount and timing of capital deployment in new investment opportunities;

•	The volumes of production from our oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	Our future capital requirements and availability of capital resources to fund capital expenditures;

•	Our ability to successfully integrate and profitably operate any future acquisitions;

•	The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

•	Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;

•	Our ability to remedy any deficiencies that may be identified in the review of our internal controls;

•	The credit worthiness of third parties with which we enter into business agreements;

•	General economic and political conditions, including the current financial crisis, tax rates or policies and inflation rates;

•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;

•	Weather and other natural phenomena;

•	Industry and market changes, including the impact of consolidations and changes in competition;

•	The effect of accounting policies issued periodically by accounting standard-setting bodies;

•	The actions of third party co-owners of interests in properties in which we also own an interest;

•	The cost and effects on our business, including insurance, resulting from terrorist actions or natural disasters and responses to such actions or events;

•	The volatility of our stock price; and

•	The outcome of any future litigation or similar disputes and the impact on any such outcome or related settlements.
We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty and the possibility of their occurring is not taken into consideration in the forward-looking statements.
New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY
The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire Prospectus, including the “Risk Factors” section, and the documents and information incorporated by reference into this Prospectus before making an investment decision.
This Prospectus relates to the offer and resale of 227,969 shares of our Common Stock that may be offered for sale from time to time by the Selling Stockholders identified in this Prospectus. We anticipate that the Selling Stockholders will offer the Shares for sale at prevailing market prices on the NASDAQ Global Select Market on the date of that sale. We will not receive any proceeds from these sales. We are paying the expenses incurred in registering the offer and resale of the Shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by such Selling Stockholder.
Double Eagle Petroleum Co.
Our Corporate Information
We are an independent energy company engaged in the exploration, development, production and sale of natural gas and crude oil, primarily in Rocky Mountain Basins of the western United States. We were incorporated in the State of Wyoming in January 1972 and reincorporated in the State of Maryland in February 2001. From 1995 to 2006, our common shares were publicly traded on the NASDAQ Capital Market under the symbol “DBLE”. On December 15, 2006, our common shares began trading on the NASDAQ Global Select Market. Our Series A Cumulative Preferred Stock (“Preferred Stock”) was issued and began trading on the NASDAQ Capital Market, under the symbol “DBLEP” on July 3, 2007 and began trading, under the symbol “DBLEP” on the NASDAQ Global Select Market on September 30, 2007.
Our drilling and operation offices are located at 777 Overland Trail, Casper, Wyoming 82601, and our telephone number there is (307) 237-9330. Our principal executive offices are located at 1675 Broadway, Suite 2200, Denver, Colorado 80202, and our telephone number there is (303) 794-8445.
RISK FACTORS
You should carefully consider each of the following risk factors and all of the other information provided in this Prospectus before investing in our Common Stock. The risks described below are those we currently believe may materially affect us. An investment in our Common Stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.
We may be unable to further develop our coal bed methane projects in the Atlantic Rim, which would have a significant adverse effect on our current growth opportunities.
The largest portion of our anticipated growth and planned capital expenditures are expected to be from properties located in the Atlantic Rim that are covered by the Atlantic Rim EIS. In May 2007, the final Record of Decision for the Atlantic Rim EIS was issued, which allowed us, and other operators in the area, to pursue additional coal bed methane drilling in the Atlantic Rim. That decision was appealed and stays were requested in an attempt to postpone or cancel the commencement of additional drilling in the Atlantic Rim EIS area. In September 2007, the request was denied and in November 2007, United States District Judge Richard J. Leon issued his Order and Memorandum Opinion denying a preliminary injunction to stop the Company’s development efforts in the Atlantic Rim EIS area. It is unknown whether the plaintiffs will continue with the underlying lawsuit pursuant to which the injunction motion was filed, which could ultimately prevent future drilling in this area. We believe our interests in this area hold potential for significant new reserves that we may not be able to replace. If we are unable to pursue our drilling plans in the Atlantic Rim area, we may be required to expend significant financial resources and time to try to find other areas to replace the potential reserves in the Atlantic Rim area, and we can provide no assurances that we will be able to find a suitable replacement, if any. Moreover, we may encounter a number of difficulties when trying to replace the potential inventory of drilling sites currently covered by the Atlantic Rim EIS. See the Risk Factors titled “ — We may be unable to find additional reserves, which would adversely impact our revenues” and “-Acquisitions are a part of our business strategy and are subject to the risks and uncertainties of evaluating recoverable reserves and potential liabilities” discussed herein.
We cannot predict the future price of oil and natural gas and an extended decline in prices could hurt our profitability, financial condition and ability to grow.
Our revenues, profitability and liquidity, future rate of growth and carrying value of our oil and gas properties are heavily dependent upon prevailing prices for natural gas and oil, which can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices also are affected by actions of federal, state and local agencies, the United States and foreign governments, international cartels, levels of consumer demand, weather conditions, and the price and availability of alternative fuels. In addition, sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond our control.
Low oil and gas prices may adversely impact our ability to maintain adequate liquidity.
All of our revenues are derived from the sale of our oil and gas production. While the Company’s cash flows from operations and its available capital from the capital markets and its credit facility have been sufficient to meet its current operating expenses, capital expenditures, drilling obligations and debt service requirements to date, the Company’s future liquidity could be negatively impacted by many factors including, but not limited to, continued substantial decreases in the price of crude oil and natural gas from earlier 2008 levels. The Colorado Interstate Gas, or CIG, spot price for natural gas has declined from $6.87 per mcf on July 30, 2008 to $4.31 per mcf on December 10, 2008. The NYMEX crude oil spot price declined from a record high of approximately $145 per barrel in July 2008 to approximately $43 per barrel on December 8, 2008. Current natural gas and crude oil prices are significantly lower than prices in 2007 and earlier 2008. Based on crude oil and natural gas prices at recent levels, the Company’s oil and gas revenues are expected to decrease in the fourth quarter of 2008 as compared to the each of the prior quarters of 2008, resulting in a negative impact on liquidity.
We could be adversely impacted by a variety of changes in the oil and gas market that are beyond our control.
The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.
We may be unable to fund our planned capital expenditures.
We spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. We have historically addressed our short and long-term liquidity needs through the use of cash flow provided by operating activities, borrowing under bank credit facilities, and the issuance of equity. Without adequate financing we may not be able to successfully execute our operating strategy. The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include:

•	general economic and financial market conditions, including the current financial crisis;

•	government action or inaction in light of key indicators of economic activity or events that can significantly influence the U.S. financial markets;

•	oil and natural gas prices; and

•	our market value and operating performance.
We may be unable to execute our operating strategy if we cannot obtain adequate capital. If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond our control, cause our revenues and cash flows from operating activities to decrease, we may be limited in our ability to spend the capital necessary to complete our capital expenditures program.
New government regulation and environmental risks could increase our cost of doing business.
The production and sale of oil and gas are subject to a variety of federal, state and local government regulations. These include:
•	prevention of waste;

•	discharge of materials into the environment;

•	conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations;

•	spacing of wells; and

•	unitization and pooling of properties.
Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, and despite our belief that we are in substantial compliance with applicable environmental and other government laws and regulations, we may incur significant costs for compliance in the future.
The exploration, development and operation of oil and gas properties involve substantial risks that may result in a total loss of investment.
The business of exploring for and, to a lesser extent, developing and operating oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of loss of investment that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:
•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse changes in prices;

•	weather conditions;

•	shortages in experienced labor; and

•	shortages or delays in the delivery of equipment.
We may drill wells that are unproductive or, although productive, do not produce oil and/or natural gas in commercial quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. We cannot predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to:
•	unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks;

•	shortages or delays in the availability of drilling rigs and the delivery of equipment; and

•	loss of circulation of drilling fluids or other conditions.
These factors may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or toxic substances.
Our industry experiences numerous operating hazards that could result in substantial losses.
The exploration, development and operation of oil and gas properties also involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry-related operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.
We maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase. Acts of terrorism and certain potential natural disasters may change our ability to obtain adequate insurance coverage. The occurrence of a significant event that is not fully insured or indemnified against could materially and adversely affect our financial condition and operations.
Our prices may be impacted adversely by new taxes.
The federal, state and local governments in which we operate impose taxes on the oil and gas products we sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. We cannot predict whether any of these measures would have an adverse impact on oil and natural gas prices.
Our reserves and future net revenues may differ significantly from our estimates.
The estimates of our reserves and future net revenues are not exact and are based on many variable and uncertain factors. Therefore, these estimates may vary substantially from the actual amounts depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves that we encounter may vary substantially from the estimated amounts. In addition, estimates of reserves are extremely sensitive to the market prices for oil and gas.
Acquisitions are a part of our business strategy and are subject to the risks and uncertainties of evaluating recoverable reserves and potential liabilities.
We could be subject to significant liabilities related to acquisitions. The successful acquisition of producing and non-producing properties requires an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. Further, even a detailed review of all properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed. We cannot assure you that our future acquisition activity will not result in disappointing results.
In addition, there is strong competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing or regulatory approvals.
Acquisitions often pose integration risks and difficulties. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.
The unavailability or high cost of drilling rigs, equipment, supplies, personnel and other oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.
Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs of rigs, equipment and supplies are sometimes greater and their availability may be limited. As a result of increasing levels of exploration and production in response to strong prices of crude oil and natural gas, the demand for oilfield services has risen and the costs of these services has increased.
We do not control all of our operations and development projects.
Certain of our business activities are conducted through operating agreements under which we own partial interests in oil and natural gas wells.
If we do not operate wells in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of our wells to adequately perform operations, or an operator’s breach of the applicable agreements, could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s:
•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.
Since we do not have a majority interest in most wells that we do not operate, we may not be in a position to remove the operator in the event of poor performance.
Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial and other resources than we do.
We operate in the highly competitive areas of oil and natural gas exploration, development and production. We face intense competition from both major and other independent oil and natural gas companies in each of the following areas:
•	seeking to acquire desirable producing properties or new leases for future exploration;

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties; and

•	retention and hiring of skilled employees.
Many of our competitors have financial and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties, and consummate transactions in this highly competitive environment.
We depend on key personnel.
Our success depends to a significant extent upon the efforts and abilities of our senior management and key employees. The loss of the services of these individuals could have a material adverse effect upon our business and results of operations.
Declining economic conditions could negatively impact our business.
Our operations are affected by local, national and worldwide economic conditions. The consequences of a potential or prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues and future growth. Instability in the financial markets, as a result of recession or otherwise, also may affect the cost of capital and our ability to raise capital.
The trading volatility and price of our common stock may be affected by many factors.
In addition to our operating results and business prospects, many other factors affect the volatility and price of our common stock. The most important of these, some of which are outside our control, are the following:
•	The current financial crisis, which has caused significant market volatility worldwide;

•	Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence U.S. financial markets, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business; and

•	Trading activity in our common stock, which can be a reflection of changes in the prices for oil and gas, or market commentary or expectations about our business and overall industry.
USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Selling Stockholders will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus.
SELLING STOCKHOLDERS
This Prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired (or, in some cases, may acquire) Shares pursuant to the 2007 Plan. We may amend this Prospectus to reflect future issuances under the 2007 Plan to Selling Shareholders.
Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 9,170,910 shares outstanding as of December 1, 2008, and generally includes voting or investment power with respect to securities. Shares underlying options to purchase shares of Common Stock that are currently exercisable or become exercisable within 60 days of December 1, 2008 and shares of restricted stock that vest within 60 days after December 1, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Of the 227,969 shares listed below covered by this Prospectus, 108,882 shares are shares to be issued upon exercise of outstanding options issued pursuant to the 2007 Plan and 119,087 shares are shares of restricted stock that were issued pursuant to the 2007 Plan, of which 2,879 have vested. The Selling Stockholders may resell all, a portion, or none of the Shares from time to time.
The address of each stockholder listed below is care of Double Eagle Petroleum Co., 1675 Broadway, Suite 2200, Denver, Colorado. The following table sets forth the name and relationship to the Company of each Selling Stockholder and: (1) the number of shares of Common Stock that each Selling Stockholder beneficially owned as of December 1, 2008; (2) the number of shares of Common Stock that each Selling Stockholder may offer pursuant to this Reoffer Prospectus; and (3) (if one percent or more) the percentage of the class to be beneficially owned by such stockholder assuming the sale of all shares offered pursuant to this Prospectus.

		Shares		Shares Covered		Beneficially
		Beneficially		Under this		Owned After the
Selling Stockholder	Position	Owned (a)		Prospectus (b)		Resale (a)
Richard Dole	Chairman of the Board,	44,552	(1)	149,719	(2)	14,609
	CEO and President

Kurtis Hooley	Chief Financial Officer	29,250	(3)	21,099	(4)	24,194
	and Senior Vice President

D. Steven Degenfelder	Senior Vice President of	128,078	(5)	19,276	(6)	123,387
	Exploration and New
	Ventures

Robert Reiner	Vice President of	29,437	(7)	15,185	(8)	25,494
	Operations

Aubrey Harper	Vice President of	2,811	(9)	14,053	(10)	0
	Midstream Assets
	and President of
	Eastern Washakie
	Midstream LLC

		Shares		Shares Covered		Beneficially
		Beneficially		Under this		Owned After the
Selling Stockholder	Position	Owned (a)		Prospectus (b)		Resale (a)
Sigmund Balaban	Director	11,051	(11)	1,114	(12)	10,309

Roy Cohee	Director	50,078	(13)	3,065	(14)	48,034

Brent A. Hathaway	Director	2,972	(15)	4,458	(16)	0

TOTALS		298,229		227,969		246,027

(a)	Does not include shares underlying stock options that are not exercisable within 60 days after December 1, 2008. Also does not include restricted common stock shares that do not vest within 60 days of December 1, 2008.

(b)	Includes shares underlying stock options granted under the 2007 Plan that are not exercisable within 60 days after December 1, 2008. Also includes restricted common stock shares granted under the 2007 Plan that do not vest within 60 days after December 1, 2008.

(1)	Includes 9,609 shares of common stock directly held by Mr. Dole and 8,167 shares of restricted stock granted to Mr. Dole under the 2007 Plan that vest on December 31, 2008. Also includes 26,776 shares of common stock issuable upon exercise of outstanding options that are exercisable or become exercisable within 60 days of December 1, 2008.

(2)	Includes 40,837 shares of restricted stock granted to Mr. Dole under the 2007 Plan that vest 20% on December 31, 2008 then 20% each December 31 thereafter. Also includes 108,882 shares of common stock issuable upon exercise of outstanding options granted to Mr. Dole under the 2007 Plan.

(3)	Includes 3,500 shares of common stock directly held by Mr. Hooley, 4,011 shares of restricted stock granted to Mr. Hooley under the 2007 Plan that vest on December 31, 2008 and 1,045 shares of restricted stock granted to Mr. Hooley under the 2007 Plan that vest 1/3 on each the first, second and third anniversary dates from the January 15, 2008 grant date. Also includes 20,694 shares of common stock issuable upon exercise of outstanding options that are exercisable or become exercisable within 60 days of December 1, 2008.

(4)	Includes 20,054 shares of restricted stock granted to Mr. Hooley under the 2007 Plan that vest 20% on December 31, 2008 then 20% each December 31 thereafter. Also includes 1,045 shares of restricted stock granted to Mr. Hooley under the 2007 Plan that vest 1/3 on each the first, second and third anniversary dates from the January 15, 2008 grant date.

(5)	Includes 89,665 shares of common stock directly held by Mr. Degenfelder and 3,646 shares of restricted stock granted to Mr. Degenfelder under the 2007 Plan that vest on December 31, 2008 and 1,045 shares of restricted stock granted to Mr. Degenfelder under the 2007 that vest 1/3 on each the first, second and third anniversary dates from the January 15, 2008 grant date. Also includes 33,722 shares of common stock issuable upon exercise of outstanding options that are exercisable or become exercisable within 60 days of December 1, 2008.

(6)	Includes 18,231 shares of restricted stock granted to Mr. Degenfelder under the 2007 Plan that vest 20% on December 31, 2008 then 20% each December 31 thereafter. Also includes 1,045 shares of restricted stock granted to Mr. Degenfelder under the 2007 Plan that vest 1/3 on each the first, second and third anniversary dates from the January 15, 2008 grant date.

(7)	Includes 1,500 shares of common stock directly held by Mr. Reiner, 1,132 vested shares of restricted stock granted to Mr. Reiner under the 2007 Plan that vest 1/3 on each the first, second and third anniversary dates from the January 15, 2008 grant date, and 2,811 shares of restricted stock granted to Mr. Reiner under the 2007 Plan that vest on December 31, 2008. Also includes 23,994 shares of common stock issuable upon exercise of outstanding options that are exercisable or become exercisable within 60 days of December 1, 2008.

(8)	Includes 14,053 shares of restricted stock granted to Mr. Reiner under the 2007 Plan that vest 20% on December 31, 2008 then 20% each December 31 thereafter. Also includes 1,132 shares of restricted stock granted to Mr. Reiner under the 2007 Plan that vest 1/3 on each the first, second and third anniversary dates from the January 15, 2008 grant date.

(9)	Includes 2,811 shares of restricted stock granted to Mr. Harper under the 2007 Plan that vest on December 31, 2008.

(10)	Includes 14,053 shares of restricted stock granted to Mr. Harper under the 2007 Plan that vest 20% on December 31, 2008 then 20% each December 31 thereafter.

(11)	Includes 5,309 shares of common stock directly held by Mr. Balaban and 742 shares of restricted stock granted to Mr. Balaban under the 2007 Plan that have vested or will vest within 60 days of December 1, 2008. Also includes 5,000 shares of common stock issuable upon exercise of outstanding options that are exercisable or become exercisable within 60 days of December 1, 2008.

(12)	Includes 1,114 shares of restricted stock granted to Mr. Balaban under the 2007 Plan that vest one-third on October 1, 2008, January 1, 2009 and April 1, 2009, respectively.

(13)	Includes 42,034 shares of common stock directly held by Mr. Cohee, 1,000 shares held by Mr. Cohee’s wife and 2,044 shares of restricted stock granted to Mr. Cohee under the 2007 Plan that have vested or will vest within 60 days of December 1, 2008. Also includes 5,000 shares of common stock issuable upon exercise of outstanding options that are exercisable or become exercisable within 60 days of December 1, 2008.

(14)	Includes 3,065 shares of restricted stock granted to Mr. Cohee under the 2007 Plan that vest one-third on October 1, 2008, January 1, 2009 and April 1, 2009, respectively.

(15)	Includes 2,972 shares of restricted stock granted to Mr. Hathaway under the 2007 Plan that have vested or will vest within 60 days of December 1, 2008.

(16)	Includes 4,458 shares of restricted stock granted to Mr. Hathaway under the 2007 Plan that vest one-third on October 1, 2008, January 1, 2009 and April 1, 2009, respectively.
PLAN OF DISTRIBUTION
The Shares covered by this Prospectus are being registered by us for the account of the Selling Stockholders.
The Shares offered by this Prospectus may be sold from time to time directly by or on behalf of the Selling Stockholders in one or more transactions on the NASDAQ Global Select Market or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of these methods. The Selling Stockholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. If a Selling Stockholder is an employee, officer or director of the Company, he or she will be subject to the Company’s policies concerning trading and other transactions in the Company’s securities.
Each Selling Stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling the Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this Prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. There is no assurance that the Selling Stockholders will sell all or a portion of the stock being offered hereby.
In connection with the sale of Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the Shares short and deliver these Shares to close out short positions, or loan or pledge the Shares to broker-dealers or other financial institutions that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Shares, which the broker-dealer or other financial institution may resell pursuant to this Prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
In connection with the sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. A Selling Stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our Common Stock to engage in market-making activities with respect to these shares. All of the foregoing may affect the marketability of shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of our Common Stock.
To the extent required, the Shares to be sold, the names of the persons selling the Shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.
We are bearing all of the fees and expenses relating to the registration of the Shares. Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the Shares will be borne by the Selling Stockholders. In order to comply with certain states’ securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with. Sales of the Shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.
The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities in connection with the offering of the Shares arising under the Securities Act.
We have notified the Selling Stockholders of the need to deliver a copy of this Prospectus in connection with any sale of the Shares.
EXPERTS
Our consolidated financial statements as of December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005, incorporated by reference in this Prospectus, and the related financial statement schedule incorporated by reference in this Prospectus, have been audited by Hein & Associates LLP, a registered independent public accounting firm, as stated in its reports incorporated by reference herein, and are included in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.
LEGAL MATTERS
The validity of the Shares being offered hereby has been passed upon for the Company by Patton Boggs LLP. Attorneys employed by that law firm beneficially own an aggregate of approximately 50,500 shares of our common stock and 3,000 shares of our preferred stock. Attorneys employed by that law firm also own an aggregate 1.125 percent working interest in certain oil and gas leases in a project area in which we are the operator and also a working interest owner.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We disclose important information to you by referring you to documents that we have previously filed with the Commission or documents we will file with the Commission in the future. We hereby incorporate by reference the following documents into this Prospectus:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 13, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, respectively (filed with the Commission on May 8, 2008, August 6, 2008, and November 7, 2008, respectively);

•	our Proxy Statement filed on April 16, 2008 in connection with our 2008 Annual Meeting of Shareholders;

•	our Current Reports on Form 8-K filed with the Commission on January 17, 2008, February 1, 2008, April 4, 2008 (except for Item 7.01 and Exhibits 99.1 and 99.2), May 14, 2008, June 3,

2008, June 27, 2008, September 9, 2008 (except for Item 7.01 and Exhibits 99.1, 99.2 and 99.3) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended; and

•	the description of our Common Stock set forth in our prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 (as amended), filed with the Commission December 18, 1996, and all amendments and reports filed by us to update that description.
Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this Prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the Commission that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this Prospectus.
Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Double Eagle Petroleum Co., Attention Chief Financial Officer, 1675 Broadway, Suite 2200, Denver, Colorado 80202, or call (303) 794-8445.
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. We also have adopted, in our Articles of Incorporation, a provision under Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities, other than the payment by Double Eagle Petroleum Co. of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
Table of Contents:

WHERE YOU CAN FIND ADDITIONAL INFORMATION	1
SPECIAL NOTE REGARDING FORWARDLOOKING STATEMENTS	1
SUMMARY	3
RISK FACTORS	3
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	11
EXPERTS	13
LEGAL MATTERS	13
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	13
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	14
DOUBLE EAGLE PETROLEUM CO. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO THE SHARES OFFERED HEREBY. THIS PROSPECTUS OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. THE INFORMATION OMITTED MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION UPON PAYMENT OF THE REGULAR CHARGE THEREFORE.
227,969 SHARES
DOUBLE EAGLE PETROLEUM CO.
COMMON STOCK
REOFFER PROSPECTUS
December 12, 2008

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
We hereby incorporate by reference the following documents into this Registration Statement:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 13, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, respectively (filed with the Commission on May 8, 2008, August 6, 2008, and November 7, 2008, respectively);

•	our Proxy Statement filed on April 16, 2008 in connection with our 2008 Annual Meeting of Shareholders;

•	our Current Reports on Form 8-K filed with the Commission on January 17, 2008, February 1, 2008, April 4, 2008 (except for Item 7.01 and Exhibits 99.1 and 99.2), May 14, 2008, June 3, 2008, June 27, 2008, September 9, 2008 (except for Item 7.01 and Exhibits 99.1, 99.2 and 99.3) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended; and

•	the description of our Common Stock set forth in our prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 (as amended), filed with the Commission December 18, 1996, and all amendments and reports filed by us to update that description.
All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
ITEM 4. DESCRIPTION OF SECURITIES
We incorporate by reference herein the description of our securities set forth in our prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (as amended), filed on December 18, 1996, File No. 333-14011.
ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL
Our consolidated financial statements as of December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005, incorporated by reference in this Prospectus, and the related financial statement schedule incorporated by reference in this Prospectus, have been audited by Hein & Associates LLP, a registered independent public accounting firm, as stated in its reports incorporated by reference herein, and are included in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.
The validity of the Shares being offered hereby has been passed upon for the Company by Patton Boggs LLP. Attorneys employed by that law firm beneficially own an aggregate of approximately 50,500 shares of our common stock and 3,000 shares of our preferred stock. Attorneys employed by that law firm also own an aggregate 1.125 percent working interest in certain oil and gas leases in a project area in which we are the operator and also a working interest owner.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 2-418 of the General Corporation Law of the State of Maryland (the “Maryland Code”) provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. In addition, a corporation may indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.
The Maryland Code also permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation.
The Company’s Bylaws provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. The Company also has adopted, in its Articles of Incorporation, a provision under Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
ITEM 8. EXHIBITS
The following documents are filed as exhibits to this Registration Statement:

Exhibit
Number	Exhibit

4.1	2007 Stock Incentive Plan (Incorporated by reference to the Company’s definitive proxy statement on Form DEF 14A filed with the Commission on April 18, 2007.)

5.1	Opinion and Consent of Patton Boggs LLP

23.1	Consent of Hein & Associates, LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

ITEM 9. UNDERTAKINGS
     The registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on this 12th day of December 2008.

DOUBLE EAGLE PETROLEUM CO.
By:	/s/ Richard Dole
Richard Dole
President, Chief Executive Officer and Chairman of the Board

     Each person whose signature appears below appoints Richard Dole, individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Richard Dole	December 12, 2008

Richard Dole
President, Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

By:	/s/ Kurtis Hooley	December 12, 2008

Kurtis Hooley
Chief Financial Officer and Senior Vice President
(Principal Financial and Accounting Officer)

By:	/s/ Sigmund Balaban	December 12, 2008

Sigmund Balaban
Director

By:	/s/ Roy G. Cohee	December 12, 2008

Roy G. Cohee
Director

By:	/s/ Brent Hathaway	December 12, 2008

Brent Hathaway
Director

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	2007 Stock Incentive Plan (Incorporated by reference to the Company’s definitive proxy statement on Form DEF 14A filed with the Commission on April 18, 2007.)

5.1	Opinion and Consent of Patton Boggs LLP

23.1	Consent of Hein & Associates LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)